Mail Stop 7010

      December 14, 2005

Mr. Domenico Cecere
KB Home
10990 Wilshire Boulevard
Los Angeles, California 90024

	Re:	KB Home
		Form 10-K for Fiscal Year Ended November 30, 2004
		Form 10-Q for Fiscal Quarter Ended August 31, 2005
      File No. 1-09195

Dear Mr. Cecere:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Jennifer Thompson, Staff
Accountant,
at (202) 551-3737 or, in her absence, to the undersigned at (202)
551-3768.

								Sincerely,



								John Cash
								Accounting Branch Chief